374WATER INC.

POLICIES RELATING TO THE TRADING IN COMPANY SECURITIES

I. INTRODUCTION

It is the policy of 374Water Inc. and its subsidiaries (collectively, the "**Company**") that it will, without exception, comply with all applicable laws and regulations in conducting its business. When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company's directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company's securities.

II. INSIDER TRADING POLICY

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

A. General Rule

In conducting the business of the Company, our directors, officers, and employees may from time to time obtain material nonpublic information regarding the Company or other companies. Because of the relationship between the Company and its employees, officers, and directors, it is generally unlawful for such persons to trade the Company's securities, or those companies with whom we do business and have been made aware of their material nonpublic information (often referred to as "**inside information**"), or to provide such material nonpublic information to others who may trade on the basis of that information. These laws are based upon the belief that all persons trading in a company's securities should have equal access to all "material" information about that company.

For example, if an employee or a director of a company knows material nonpublic financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that is not available to the rest of the investing public. In fact, it is more than unfair; it is considered to be fraudulent and illegal.

The general rule can be stated as follows:

It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. This is called "tipping". In that case, they may both be held liable.

The penalties for unlawful trading on material nonpublic information are significant. Such persons may be sued civilly either by the Securities and Exchange Commission ("**SEC**") or by private litigants if they unlawfully trade in securities while in possession of material nonpublic information concerning the issuer

of the securities. They also may be charged with a criminal violation. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers, or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company's interests. More particularly, in connection with trading in the Company's securities, it is a fraud against members of the investing public and against the Company.

B. Persons Subject to this Policy

The prohibition against insider trading applies to all directors, officers, and employees of the Company and its subsidiaries (referred to herein as "**Company Personnel**"), as well as their Family Members (as defined below) or other persons with whom they have a relationship (legal, personal, or otherwise) who are subject to this Insider Trading Policy, and Controlled Entities (as defined below).

The Company also may determine that other persons should be subject to this Insider Trading Policy, such as contractors or consultants who have access to material nonpublic information. For purposes of this Insider Trading Policy, "**Family Members**" are relatives living in the same household as, or who are financially dependent on, the Company Personnel (which may include spouses (or the equivalent), children stepchildren, parents, stepparents, siblings, mothers-in-law, fathers-in-law, sons- and daughters-in-law, brothers- or sisters-in-law), and any other family member whose transactions in securities are directed by the Company Personnel or are subject to their influence or control. For purposes of this Policy, "**Controlled Entities**" are any entities under the influence or control of Company Personnel, including any corporations, partnerships, or trusts.

Company Personnel are personally responsible for the actions of such Family Members and Controlled Entities, as well as other persons with whom Company Personnel have a relationship, that are subject to this Policy, and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such Company Personnel's own account.

Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the "**Designated Insiders**") to additional restrictions on trading in Company securities. The restrictions for the Designated Insiders are discussed in Section II.G. below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

C. Administration of the Policy

Israel Abitbol shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence (or in the situation where a conflict of interest may exist), the Chair of the Company's Audit Committee **Jim Vanderhider** or other employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer (or such other person described above) shall be final and not subject to further review.

D. Transactions and Securities Covered by this Policy

This Policy applies to all transactions in the Company's securities, including common stock, publicly traded debt, options to purchase common stock, and any other securities that the Company may issue from time to time, such as preferred stock, warrants, and convertible debentures, or derivative securities relating to any such securities, or limited liability company interests of the Company's direct or indirect subsidiaries, whether or not issued by the Company (collectively, "**Company Securities**"). Securities not issued by the Company include derivative securities such as exchange traded puts, calls, or swaps relating to the Company Securities that are issued, offered, and sold by unrelated third parties.

This Policy also applies to the securities of any other company about which Company Personnel have obtained material, nonpublic information in the course of performing work for or providing services to the Company ("**Business Relationships**"), such as information about vendors, contractors, customers or competitors. Employees and directors should not give tips about such stock.

E. Insider Trading Policy Guidelines

Under the terms of this Policy, the following guidelines should be followed by all Company Personal (and their respective Family Members and Controlled Entities) when in the possession of material nonpublic information concerning the Company or other corporations as a result of their Business Relationships:

- They shall not engage in transactions in the Company Securities, except as otherwise specified in this Policy under "Exceptions to the Insider Trading Policy." More specifically, such persons should not place a purchase or sale order for the Company Securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

  Any Company Personnel who possesses material inside information should wait until the start of the third business day after the insider information has been publicly released before trading.

- They shall not recommend the purchase or sale of any Company Securities.

- They shall not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company.

- They should not place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Company Personnel learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if Company Personnel learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

- Assist anyone else with engaging in the above activities.

For purposes of this Policy, information learned by an individual while serving as a director of the Company shall be deemed to have been learned in the course of their relationship with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation.

F. Safeguarding Confidential Information

Determinations of materiality are complex and difficult, and depend upon an analysis of complex facts and circumstances. You should assume that any confidential information you possess about the Company or any other public company is material. In order to safeguard the Company's confidential information, and to minimize the possibility that any Company Personnel will violate the law or this Policy, the following policies and procedures have been adopted:

- All confidential information relating to the Company's business should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting the Company's business. Friends and relatives are among the persons with whom confidential information should not be discussed.

- Whenever confidential information must be disclosed to an employee or representative of the Company, the recipient of such information should be apprised of the confidential nature of the information.

- Confidential information should not be discussed in hallways, elevators, or other public places (such as airplanes or restaurants) where conversations might be overheard and inadvertent disclosure should not be made through speaker phone discussions that can be overheard.

- In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include using sealed envelopes, marking documents "Confidential," shredding documents, using secret access codes, and other appropriate computer security measures.

- Employees who have any doubt about whether they possess material nonpublic information regarding the Company or any other company should not disseminate such information to anyone outside the Company and should consult the Company's Compliance Officer.

G. Restrictions on Designated Insiders and Blackout Periods

In order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety, the Company has established the following procedures.

1. *Blackout Period Restrictions and Trading Windows*. A **"Blackout Period"** is a period during which Designated Insiders may not trade in the Company's Securities. In this Policy, we refer to the restrictions on trading during a Blackout Period as the "Blackout Period Restrictions."

Designated Insiders. To help prevent inadvertent violations of the securities laws and to avoid the appearance of trading on inside information, the Compliance Officer will maintain a list of Designated Insiders, who are likely to have regular access to material nonpublic information relating to the

Company, which list shall consist of: (i) the Company's directors; (ii) all executive officers and other Company employees who manage, control, or oversee the Company's accounting and finance, sales and marketing, product and technology development, or public relations departments; (iii) certain employees who prepare and review the Company's consolidated financial reports; and (iv) such other persons as the Compliance Officer may designate from time to time. Designated Insiders include the Family Members and Controlled Entities of the Company Personnel identified as Designated Insiders.

Quarterly Trading Restrictions. In addition to being subject to all the other limitations of this Policy, Designated Insiders may not conduct any transactions involving the Company's Securities (including a gift, contribution to a trust, or similar transfer) during any Blackout Period. This prohibition encompasses the fulfillment by any broker of a limit order during a Blackout Period, and the broker with whom any limit order is placed must be so instructed at the time it is placed. In adopting this Policy, the Company has instituted regular Blackout Periods beginning 15 days prior to the end of each fiscal quarter and ending two full Trading Days after the Company has made public its financial results for such fiscal quarter or year. A "**Trading Day**" is a day on which the Nasdaq Stock Market is open for trading. In addition, as noted below, from time to time the Company may impose additional Blackout Periods during which Designated Insiders are restricted from conducting transactions involving the Company's securities. The period when Designated Insiders may trade (subject to pre-clearance as provided in this Policy) is referred to as the "**Trading Window**." The Compliance Officer will send advance notification (at least 30 days in advance) to such Designated Insiders regarding the timing of the quarterly opening and closing of the Trading Window.

Event Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is not publicly known. So long as the event remains material and nonpublic, all Company Personnel (including the Designated Insiders) with knowledge of the event shall not trade in the Company's Securities, even though the Trading Window would otherwise be open. In that case, the Compliance Officer, with the assistance of legal counsel, may designate a Blackout Period and issue instructions to the Designated Insiders and those Company Personnel affected by the Blackout Period Restrictions that they may not trade in the Company's securities until further notice, other than pursuant to an Approved Rule 10b5-1 Trading Plan (described below).

Because of the confidential nature of the events that may trigger a Blackout Period Restrictions, the Compliance Officer may issue such instructions without disclosing the reason. If any Company Personnel is made aware of a Blackout Period, the such Company Personnel may not disclose its existence to anyone. Even if a Blackout Period is not in effect, Company Personnel are still prohibited in trading in the Company's Securities or those of its business partners if the Company Personnel is in possession of material nonpublic information regarding the Company or such business partner, respectively.

2. ***Pre-Clearance Procedures***. All purchases and sales of Company Securities (including a gift, contribution to a trust, or similar transfer) by the Designated Insiders must be cleared in advance by the Compliance Officer and, if requested by the Compliance Officer, the Company's legal counsel (the "**Pre-Clearance Requirements**"). If the Compliance Officer is unavailable, the Chief Financial Officer or other person serving as the principal financial officer of the Company, or the Chief Executive Officer may substitute to pre-clear trade requests. The Pre-Clearance Requirements must be satisfied by Designated Insiders even during a Trading Window. A request for pre-clearance should be submitted to the Compliance Officer at least three business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic

information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor also should indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. See Section III of this Policy for more guidance on this matter.

3. *Exceptions*. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described below under the heading "Exceptions to the Insider Trading Policy." Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to an Approved Rule 10b5-1 Trading Plan, described below.

H. Exceptions to the Insider Trading Policy

The restrictions of this Insider Trading Policy do not apply in the case of the following transactions, except as specifically noted:

1. ***Exercise of Share Options and Other Equity Derivative Rights Under Plans***. The trading restrictions set out in this Policy do not apply to the exercise of an employee stock option between Company Personnel and the Company acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions set out in this Policy generally do not apply to exercises of share options between Company Personnel and the Company in which cash is paid by Company Personnel directly to the Company, or the automatic exercise by the Company of share appreciation rights or other equity derivative securities issued by the Company to Company Personnel (e.g., performance or deferred share units) (collectively, "**Share Rights**"). In addition, if the Company concurrently withholds a portion of the shares otherwise issuable in connection with the exercise of a share option or a Share Right to satisfy applicable withholding taxes pursuant to a previously made election to withhold for taxes, this generally will not be subject to this Policy. This Policy does apply, however, to any sale of shares (a) acquired pursuant to Share Rights, and (b) as part of a broker-assisted cashless exercise of an option or other Share Right, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or Share Right.

2. ***Restricted Share Awards***. The trading restrictions set out in this Policy generally do not apply to the issuance of shares by the Company to Company Personnel upon vesting of an award of restricted shares or restricted share units or the concurrent withholding by the Company of a portion of those shares to satisfy applicable withholding taxes. However, the restrictions set out in this Policy do apply to the election (or change of an election) made regarding the tax withholding method (e.g., "netting" shares vs. payment in cash) in connection with a vesting of an award of restricted shares or settling of restricted share units. The trading restrictions set out in this Policy do apply to any sales of Company Securities issued upon vesting of restricted shares or upon settling restricted shares units and any other market-based transactions in restricted shares.

3. ***401(k) Plan.*** This Policy does not apply to purchases of Company Securities in the Company's 401(k) plan, if any, resulting from Company Personnel's periodic contribution of money to the plan pursuant to its payroll deduction election. This Policy does apply, however, to certain elections Company Personnel may make under any such 401(k) plan, including: (1) an election to increase or decrease the percentage of Company Personnel's periodic contributions that will be allocated to the Company share funds; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company share fund; (3) an election to borrow money against Company Personnel's 401(k) plan

account if the loan will result in a liquidation of some or all of such Company Personnel's Company Securities fund balance; and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company shares fund.

4. ***Employee Share Purchase Plan.*** The trading restrictions set out in this Policy do not apply to automatic periodic purchases through payroll deductions of Company Securities in an Employee Share Purchase Plan (the "**ESPP**"), if any. The trading restrictions set out in this Policy generally do apply, however, to voluntary transactions, including: (1) initial election to enroll in the ESPP for any enrollment period; (2) election to increase or decrease the amount of automatic periodic contributions by payroll deduction to the ESPP; (3) election to cease payroll deductions altogether; (4) lump sum purchases during the calendar quarter; and (5) the sale of Company Securities that were purchased under the ESPP, none of which should be executed when in possession of material, nonpublic information. If Company Personnel participates in the ESPP, and does not possess material nonpublic information at the time of enrollment, then all subsequent automatic investments by payroll deduction are allowed without restriction under this Policy.

5. ***Dividend Reinvestment Plan.*** This Policy does not apply to purchases of Company Securities under any dividend reinvestment plan of the Company that result from the reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions that the participant chooses to make to the dividend reinvestment plan, and to any election to participate in the plan or increase the level of participation in the plan. This Policy also applies to the sale of any Company Securities purchased pursuant to the plan.

6. ***Other Similar Transactions with the Company.*** Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

7. ***Transactions Not Involving a Purchase or Sale***. *Bona fide* gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Company Personnel is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified above under the subheading "Pre-Clearance Procedures" and the sales by the recipient of the Company Securities occur during a Blackout Period. Further, transactions in *mutual funds* that are invested in Company Securities are not transactions subject to this Policy.

8. ***Approved Rule 10b5-1 Trading Plan***. The trading restrictions set forth in this Policy do not apply to transactions made under a trading plan that has been adopted pursuant to Rule 10b5-l(c) under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), and reviewed and approved in writing by the Compliance Officer (an "**Approved Rule 10b5-1 Trading Plan**"). Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act, the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

I. **Prohibited Transactions**. Notwithstanding anything to the contrary herein, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company's policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company's preferences as described below.

Short sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value,

and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. For these reasons, short sales of Company Securities are prohibited under this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that Company Personnel is trading based on material nonpublic information and focus such Company Personnel's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

J. Rule 10b5-1 Trading Plans

The Company may establish 10b5-1 Plan Guidelines permitting executive officers of a certain rank and directors to establish trading plans under Rule 10b5-1 under the Exchange Act. Rule 10b5-1 under the Exchange Act provides a defense against insider trading liability if trades occur pursuant to a pre-arranged "trading plan" that meets specified conditions. Under this rule, if an individual enters into a binding contract or written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when the person does not possess material, nonpublic information, then he or she may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when he or she is in possession of material, nonpublic information.

K. Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after separation from service or termination of employment with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures for Designated Insiders, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other event-specific trading restriction period that is applicable to a Designated Insider at the time of his or her termination of service. In cases in which the Designated Insiders executed certain sales or purchases of Company Securities prior to separation of service from the Company, pre-clearance procedures may extend up to 180 days following such individual's separation from service in order to comply with the SEC's short swing profit rules. See Section III for additional guidance.

L. Certification

All persons subject to this Insider Trading Policy must certify their understanding of, and intent to comply with, this Insider Trading Policy.

III. OTHER SECURITIES TRANSACTION LIMITATIONS AND REQUIREMENTS

A. Public Resales of Restricted Securities and Control Securities – Rule 144

The Securities Act of 1933 (the "**Securities Act**") requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of "**restricted securities**" (i.e., unregistered securities acquired in a private offering or sale), and (ii) public resales by directors, officers, and other control persons of a company (known as "**affiliates**") of any of the Company's securities, whether restricted or unrestricted ("**control securities**").

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC's reporting requirements for 90 days (and is therefore a "reporting company" for purposes of the rule) and whether the person seeking to sell the securities is an affiliate.

Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC's reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be "tacked" to the seller's holding period in determining if the holding period has been satisfied.

Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company's periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Additional Conditions Imposed on Affiliates. Rule 144 also imposes the following additional conditions on sales by persons who are "affiliates." A person or entity is considered an "affiliate," and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

- Volume Limitations. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate.

- Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers' transactions, directly to a market-maker or in riskless principal transactions.

- Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds

5,000 shares nor involves sale proceeds greater than $50,000. See "Filing Requirements" in Section III. G. below.

B. Private Resales.

Directors and officers also may sell securities in a private transaction without registration. The general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company's legal counsel.

C. Underwriter Lock-Up Agreements.

In the event of a public offering of Company Securities, the directors and executive officers of the Company will be subject to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities for an agreed upon period (e.g., 180 days) after the date of the prospectus for the Company's public offering.

D. Restrictions on Purchases of Company Securities – Regulation M.

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company's Compliance Officer, if you desire to make purchases of Company Securities during any period that the Company is conducting an offering or buying shares from the public (including stock buybacks).

E. Disgorgement of Profits on Short-Swing Transactions – Section 16(b).

Section 16 of the Exchange Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company's equity securities. The section is intended to deter such persons (collectively referred to below as "**insiders**") from misusing confidential information about their companies for personal trading gain.

Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company's equity securities (see "Filing Requirements", in Section III. G. below).

Section 16(b) also requires insiders to disgorge to the Company any "profit" resulting from "short-swing" trades, as discussed more fully below.

Under Section 16(b), any profit realized by an insider on a "short-swing" transaction (i.e., a purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized "profits" on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching

transactions during the relevant six-month period, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

The terms "purchase" and "sale" are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company's Compliance Officer or legal counsel, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

F. Prohibition of Short Sales – Section 16(c) and Company Policy

Under Section 16(c), insiders are prohibited from effecting "short sales" of the Company's equity securities. A "short sale" is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transmission within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors and employees from selling the Company's stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.

G. Filing Requirements.

1. *Forms 3, 4, and 5*. Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company's equity securities. An initial report on Form 3 must be filed by every insider within 10 days after their election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider's transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members

sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all directors and officers must notify the Company's Compliance Officer or legal counsel, prior to any transactions or changes in their or their family members' beneficial ownership involving Company stock and are strongly encouraged to avail themselves of the assistance available from the Compliance Officer or legal counsel in satisfying the reporting requirements.

2. ***Schedule 13D and 13G.*** Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is *per se* material and must be reported.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3. ***Form 144.*** As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

IV. AMENDMENT OR REVISION OF THESE POLICIES

The Board of Directors is authorized to, and may, revise or amend these policies or procedures at any time as it deems necessary or appropriate.

As Adopted on October 12, 2021

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

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(Signature)

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(Please print name)

Date:____________________